Exhibit 10.13

LHP HOLDING CORP.

2004 STOCK OPTION PLAN

ARTICLE I

PURPOSES

The purposes of the Plan are to foster and promote the long-term financial success of the Company and the Subsidiaries and materially increase shareholder value by (a) motivating superior performance by Participants by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees and (c) enabling the Company and the Subsidiaries to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

ARTICLE II

DEFINITIONS

Section 2.1  Certain Definitions.  Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)  “Adjustment Event” means any dividend payable in capital stock of the Company, and any stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, in each case, affecting the Common Stock.

(b)  “Affiliate” shall have the same meaning given to such term in the Stockholders Agreement.

(c)  “Alternative Award” shall have the meaning specified in Section 7.2.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Call Rights” means the Termination Call Right, and the Post-Employment Call Right.

(f)  “Cause” means, with respect to any Participant (as determined by the Board in its sole discretion), (i) the willful failure by the Participant to substantially perform his duties as an employee of the Company or any Subsidiary (other than due to physical or mental illness), (ii) the Participant’s engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any Affiliate thereof including, but not limited to, by way of damage to the reputation or public standing of the Company or any Affiliate thereof, (iii) the Participant’s conviction of, or entering a plea of guilt or nolo contendere to, a crime that constitutes a felony or involving moral turpitude, or (iv) the Participant’s material violation or breach of any written

Company policy or rule or the material breach by the Participant of any of his obligations under any written covenant or agreement with the Company or any Affiliate thereof; provided, that with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary, “Cause” shall have the meaning specified in such employment agreement.

(g)  “Change of Control” means, with respect to the Company, the first to occur after the effective date of the Plan of any of the following events:

(i)  the acquisition by any person, entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended) (other than (A) the Company and the Subsidiaries, (B) any employee benefit plan of the Company or the Subsidiaries, or (C) the Investors (as defined in the Consulting Agreement, dated as of May 27, 2004, by and among the Company and the other parties thereto, as amended from time to time) or any Affiliate or partner thereof) through one transaction or a series of transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

(ii)  the merger or consolidation of the Company as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iii)  the liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof); and

(iv)  the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Investors.

(h)  “Change of Control Price” means the price per share of Common Stock paid in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Board if any part of such price is payable other than in cash).

(i)  “Code” means the Internal Revenue Code of 1986, as amended.

(j)  “Committee” means the Compensation Committee of the Board (or such other committee of the Board as the Board shall designate) or, if there shall not be any such committee then serving, the Board.

(k)  “Common Stock” means one share of common stock, par value $.01 per share, of the Company.

(l)  “Company” means LHP Holding Corp., a Delaware corporation, and any successor thereto.

(m)  “Disability” means a physical or mental disability or infirmity that prevents, or is reasonably expected to prevent (based on an independent physician’s medical examination), the performance by a Participant of his duties hereunder for a continuous period of 90 days or longer or for 180 days or more in any 12-month period.  The reasoned and good faith judgment of the Board as to Disability shall be final, binding and conclusive.  Notwithstanding the foregoing definition, with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary, “Disability” shall have the meaning specified in such employment agreement.

(n)  “Employee” means any officer or key employee of the Company or any Subsidiary.

(o)  “Fair Market Value” means, as of any date, with respect to the Common Stock, the fair market value on such date per share of Common Stock as determined by the Board in its sole discretion.  Notwithstanding the foregoing, following a Public Offering, Fair Market Value with respect to the Common Stock that is listed for trading shall mean the average of the high and low trading prices for a share of the Common Stock on the primary national exchange (including NASDAQ) on which the Common Stock is then traded on the trading day immediately preceding the date as of which such Fair Market Value is determined.  The determination of Fair Market Value will not give effect to any restrictions on the shares of the Common Stock (including transferability restrictions and Call Rights) or the fact that such shares would represent a minority interest in the Company.

(p)  “Good Reason” means any termination by a Participant of his employment with the Company, by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within 30 days following the occurrence, without the Participant’s consent, of any of the following events and the failure of the Company to correct the circumstances set forth in the Participant’s written notice within 30 days of receipt of such notice: (i) the assignment to the Participant of duties that are significantly different from, and that result in a substantial diminution of, the duties that he has as an employee; provided, that a corporate reorganization by the Company and/or its Affiliates pursuant to which the Company ceases to exist or the Participant’s title is changed shall not constitute Good Reason hereunder so long as there is no substantial diminution and significant difference in the nature of Executive’s duties, and (ii) a reduction in the rate of the Participant’s base salary (other than a proportionate adjustment applicable generally to similarly situated Company executives).  Notwithstanding the foregoing definition, with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary, “Good Reason” shall have the meaning specified in such employment agreement.

(q)  “Option” means the right granted to a Participant under the Plan to purchase a stated number of shares of Common Stock at a stated price for a specified period of time.

(r)  “Option Agreement” means the option agreement, substantially in the form attached hereto as Exhibit A or such other form as the Board shall approve, to be entered into by the Company and the Participant evidencing the grant of an Option to such Participant hereunder.

(s)  “Participant” means any Employee designated by the Board to receive an Option under the Plan.

(t)  “Payments” shall have the meaning specified in Section 7.3.

(u)  “Plan” means this LHP Holding Corp. 2004 Stock Option Plan, as amended from time to time.

(v)  “Post-Employment Call Right” shall have the meaning specified in Section 6.6(b).

(w)  “Public Offering” shall have the same meaning given to such term in the Stockholders Agreement.

(x)  “Purchase Price” means the aggregate exercise price paid by a Participant upon the exercise of the Participant’s Option pursuant to Article VI.

(y)  “Retirement” means the termination of a Participant’s employment with the Company and any Subsidiary on or after the date the Participant attains age 65 or such earlier date as determined by the Board in its sole discretion; provided, that, with respect to any Participant who is party to an employment agreement with the Company or any Subsidiary, “Retirement” shall have the meaning specified in such employment agreement.

(z)  “Stockholders Agreement” means the Stockholders Agreement, dated as of May 27, 2004, by and among the Company, the other parties thereto and each other person who becomes a party thereto, as amended or superseded from time to time.

(aa)  “Subscription Agreement” means the subscription agreement, substantially in the form attached hereto as Exhibit B or such other form as the Board shall approve, to be entered into by the Company and the Participant in connection with the purchase by a Participant of any shares of Common Stock upon the exercise of any Option granted hereunder.

(bb)   “Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

(cc)  “Termination Call Right” shall have the meaning specified in Section 6.6(a).

Section 2.2  Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

ELIGIBILITY

Participants in the Plan shall be those Employees selected by the Board to participate in the Plan.  The selection of an Employee as a Participant shall neither entitle such Employee to, nor disqualify such Employee from, participation in any other incentive plan of the Company.

ARTICLE IV

ADMINISTRATION

Section 4.1  Power to Grant and Establish Terms of Awards.  The Board shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees to whom Options shall be granted and the terms and conditions of such Options including, but not limited to, the number of shares of Common Stock subject to Options, the time or times at which Options shall be granted, and the terms and conditions of the Option Agreements.

Section 4.2  Administration.  The Board shall be responsible for the administration of the Plan.  The Board shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and the Subsidiaries, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes.  Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Board pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons, and shall be given deference in any proceeding with respect thereto.  The Board may consult with legal counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

Section 4.3  Delegation by the Board.  All of the powers, duties and responsibilities of the Board specified in the Plan may, to the full extent permitted by applicable law, be exercised and performed by the Committee to the extent authorized by the Board to exercise and perform such powers, duties and responsibilities.

ARTICLE V

STOCK SUBJECT TO PLAN

Section 5.1  Number.  Subject to the provisions of Section 5.3, the number of shares of Common Stock subject to Options may not exceed 117,409 shares in the aggregate.  Notwithstanding the foregoing, at any such time as the offer and sale of securities pursuant to this Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (as amended from time to time), the total number of shares of Common Stock subject to the Plan (together with equity-based awards under any other incentive plan of the Company) and the total number of shares available for award under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the shareholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.

Section 5.2  Canceled, Terminated, or Forfeited Options.  Any shares of Common Stock subject to an Option that for any reason expires or is canceled, terminated, forfeited, substituted for or otherwise settled without the issuance of such shares of Common Stock shall again be available for award under the Plan.

Section 5.3  Adjustments in Capitalization.  If the Board determines in its sole discretion that, as a result of any Adjustment Event, an adjustment is necessary or appropriate to preserve, or to prevent enlargement of, the benefits or potential benefits made available under the Plan, then the Board shall, in such manner as the Board shall deem equitable, adjust any or all of (a) the number and kind of shares that are thereafter available under the Plan, (b) the number and kind of shares subject to outstanding Options and the exercise price of such Options, and (c) the number and kind of shares subject to Subscription Agreements and the Purchase Price for such shares.  In addition, the Board may make provisions for a cash payment to any and all Participants in respect of their shares of Common Stock underlying Options and subject to Subscription Agreements, as the case may be.  Further, in connection with any such adjustment, the number of shares of Common Stock underlying Options and the number of shares of Common Stock subject to any Subscription Agreement shall be rounded to the nearest whole number.

ARTICLE VI

OPTIONS

Section 6.1  Grant of Options.  Options may be granted to Participants at such time or times the Board shall determine.  The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Board or, if so determined by the Board, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option.  At grant, the Board shall determine the number of shares of Common Stock subject to such Option.  Each Option shall be evidenced by an Option Agreement that shall specify the exercise price of the Option, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option or any portion thereof shall become vested or exercisable, and such other terms and conditions not inconsistent with the Plan as the Board shall determine, including customary representations, warranties and covenants with respect to securities law matters.  Options granted hereunder shall only be “non-qualified stock options” (i.e., an Option which is not an “incentive stock option” within the meaning of section 422 of the Code).  The Board may establish different terms and conditions for different Participants receiving Options and for the same Participant for each Option such Participant may receive, whether or not granted at different times.  The grant of any Option to any Employee shall not entitle such Employee to the grant of any other Options.

Section 6.2  Option Price.  The exercise price per share of Common Stock to be purchased upon exercise of an Option shall be determined by the Board but shall not be less than the Fair Market Value on the date the Option is granted.

Section 6.3  Exercise of Options.  Options awarded to a Participant under the Plan shall be exercisable at such time or times and subject to such restrictions and conditions, including the performance of a minimum period of service or the satisfaction of performance goals, as the Board may impose at the time of grant of such Options.  Notwithstanding the foregoing, no Option shall be exercisable on or after the tenth anniversary of the grant date.  Except as may be provided in any provision approved by the Board pursuant to this Section 6.3, after becoming exercisable, each installment of an Option shall remain exercisable until expiration, termination or cancellation of the Option.  Subject to Section 9.4, an Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable.

Section 6.4  Payment.  The Board shall establish procedures governing the exercise of Options, which procedures shall generally require that (a) as a condition to the issuance of any shares of Common Stock upon the exercise of the Options, the Participant shall execute a Subscription Agreement and shall become a party to the Stockholders Agreement, with respect to such shares, (b) written notice of exercise be given to the Company, and (c) the Option’s exercise price thereof be paid in full at the time of exercise (i) in cash or cash equivalents, including by personal check, or (ii) at any time following a Public Offering, in unencumbered shares of Common Stock that have been owned by the Participant for at least six months (or such longer period as is required by applicable accounting standards to avoid a change to earnings) having an aggregate Fair Market Value on the date of exercise equal to such Option’s aggregate exercise price, or in a combination of cash and such unencumbered shares of Common Stock.  Subject to Section 9.4, as soon as practicable after receipt of evidence of the Participant’s execution of a Subscription Agreement and the Stockholders Agreement, receipt of a written exercise notice, and receipt of payment of the Option’s exercise price in accordance with this Section 6.4, the Company shall make (or cause to be made) an appropriate book entry reflecting the Participant’s ownership of the shares of Common Stock so acquired and shall deliver to the Participant a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, bearing appropriate legends if applicable.

Section 6.5  Termination of Employment.

(a)  Due to Death, Disability or Retirement.  Except as otherwise expressly provided in any Option Agreement, each Option Agreement shall provide that, in the event a Participant’s employment with the Company and any Subsidiary is terminated by reason of the Participant’s death, Disability or Retirement, all Options then held by such Participant that are vested and exercisable as of the date of such termination shall remain exercisable for a period of one year from the date of such termination, but in no event later than the expiration of the stated term of such Option.

(b)  For Cause.  Except as otherwise expressly provided in any Option Agreement, each Option Agreement shall provide that, in the event a Participant’s employment with the Company and any Subsidiary is terminated by the Company for Cause, all Options then held by such Participant (whether or not then vested or exercisable) shall be immediately forfeited and canceled as of the date of such termination.

(c)  For Any Other Reason.  Except as otherwise expressly provided in any Option Agreement, each Option Agreement shall provide that, in the event a Participant’s employment with the Company and any Subsidiary is terminated for any reason other than a reason specified in Section 6.5(a) or (b), all Options then held by such Participant that are vested and exercisable as of the date of such termination shall remain exercisable for a period of 60 days from the date of such termination, but in no event later than the expiration of the stated term of such Option.

(d)  Termination of Unvested Options.  Except as otherwise expressly provided in any Option Agreement, each Option Agreement shall provide that, upon any termination of a Participant’s employment, all Options that are not then vested or exercisable shall terminate and be canceled as of the date of such termination.

(e)  Board Discretion.  Notwithstanding anything else contained in this Article VI to the contrary, the Board may, at or after the grant date, accelerate or waive any conditions to the exercisability of any Option granted under the Plan and may permit all or any portion of any such Option to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Board shall determine for a period up to and including, but not beyond, the expiration of the term of such Option.

Section 6.6  Rights Upon and After Termination of Employment.  Except as otherwise expressly provided in any Subscription Agreement, each Subscription Agreement evidencing the purchase of shares of Common Stock upon the exercise of any Option granted hereunder shall provide that the Company shall have (subject to such additional terms and conditions as set forth in the applicable Subscription Agreement):

(a)  the right (the “Termination Call Right”) to repurchase all or any portion of the shares of Common Stock subject to the Termination Call Right upon the termination of a Participant’s employment (whether before or after the purchase of shares of Common Stock upon the exercise of any Option) (i) (A) by the Company for Cause at any time, or (B) by the Participant without Good Reason during the period ending on the sixth anniversary of such purchase (or such other date as the Board shall determine), in either case, at a purchase price equal to the lower of their aggregate Purchase Price and their aggregate Fair Market Value, and (ii) for any other reason during the period ending on the sixth anniversary of such purchase (or such other date as the Board shall determine), their aggregate Fair Market Value; provided that, if Holdings does not purchase the Participant’s shares pursuant to the Termination Call Right and the Participant’s employment is terminated as a result of the Participant’s death or Disability, the Participant (or the Participant’s estate) shall have the right (following the expiration of Holdings’ right under this Section 6.6(a)) to require Holdings to buy all of the shares subject to the Termination Call Right.  The number of shares of Common Stock that shall be subject to the Termination Call Right as of any termination date shall be equal to the number of shares of Common Stock purchased by the Participant upon the exercise of any Option that remain outstanding as of the date of such termination, and

(b)  the right (the “Post-Employment Call Right”) to repurchase all or any or portion of the shares subject to the Post-Employment Call Right upon any breach of any post-termination non-competition, non-solicitation, confidentiality, or other similar agreement or covenant with the Company, at a purchase price equal to the lower of their aggregate Purchase Price and their aggregate Fair Market Value.  The number of shares of Common Stock that shall be subject to the Post-Employment Call Right as of the date of any such breach shall be equal to the number of shares of Common Stock purchased by the Participant upon the exercise of any Option that remain outstanding as of the date of such breach.

ARTICLE VII

CHANGE OF CONTROL

Section 7.1  Accelerated Vesting and Payment.  Notwithstanding anything else contained in the Plan, except as otherwise expressly provided in any Option Agreement, subject to Section 7.2, in the event of a Change in Control, each outstanding Option (whether or not then exercisable) shall promptly be canceled in exchange for a payment in cash of an amount equal to the excess of the Change in Control Price over the exercise price for such Option.  Any amount payable under this Section 7.1 shall be payable in full as soon as administratively practicable, but no later than 30 days, following the Change in Control.

Section 7.2  Alternative Awards.  Notwithstanding Section 7.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option if the Board reasonably determines in good faith prior to the occurrence of a Change in Control that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by a Participant’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control; provided, that any such Alternative Award must:

(a)  provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Option including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(b)  have substantially equivalent economic value to such Option (determined at the time of the Change in Control); and

(c)  have terms and conditions which provide that in the event that the Participant’s employment is constructively terminated (other than for Cause) upon or following such Change in Control, any conditions on a Participant’s rights under, or any restrictions on exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.  For this purpose, a constructive termination shall mean a termination by a Participant following a material reduction in the Participant’s compensation, a material reduction in the Participant’s responsibilities or the relocation of the Participant’s principal place of employment to another location a material distance farther away from the Participant’s home, in each case, without the Participant’s prior written consent.

Section 7.3  Limitation on Benefits.  Notwithstanding anything to the contrary contained in the Plan, any Option Agreement or any Subscription Agreement, to the extent that any of the payments and benefits provided for under the Plan, any applicable Option Agreement, any applicable Subscription Agreement or any other agreement or arrangement between the Company and a Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code.  If any Payments that would be reduced, pursuant to the immediately preceding sentence but would not be so reduced if the stockholder approval requirements of section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the Change of Control giving rise to such payments.

ARTICLE VIII

EFFECTIVE DATE, AMENDMENT AND TERMINATION

The Plan shall be effective upon adoption by the Board or such later date, as the Board shall specify, and shall expire on the tenth anniversary thereof (except as to outstanding Options and shares subject to Subscription Agreements), unless sooner terminated pursuant to this Article VIII.  The Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan.  No termination, suspension, amendment or modification of the Plan shall (except in the case of an adjustment pursuant to Section 5.3 hereof) in any manner adversely affect any Option theretofore granted under the Plan or any shares subject to a Subscription Agreement, without the consent of the Participant holding such Options or shares of Common Stock.  Shareholder approval of any such termination, suspension, amendment or modification shall be obtained to the extent mandated by applicable law, or if otherwise deemed appropriate by the Board.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Nontransferability of Options.  Except as provided in Article VII or as otherwise expressly provided in any Option Agreement, no Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  All rights with respect to any Option granted to a Participant hereunder shall be exercisable during the Participant’s lifetime only by such Participant.  Restrictions, if any, on the transfer of Common Stock purchased upon the exercise of any Option shall be set forth in the applicable Subscription Agreement.

Section 9.2  Beneficiary Designation.  Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Board and will be effective only when filed by the Participant in writing with the Board during his lifetime.  In the absence of any such designation, benefits outstanding that remain unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his estate.

Section 9.3  Tax Withholding.  The Company and each Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or any Subsidiary promptly upon notification of the amount due, an amount determined by the Company or such Subsidiary, in its discretion, to be sufficient to satisfy all Federal, state, local and foreign withholding tax requirements in respect of any Option or shares subject to any Subscription Agreement and the Company may (or may cause a Subsidiary to) defer payment of cash or issuance or delivery of any security until such requirements are satisfied.  The Board may permit or require a Participant to satisfy his tax withholding obligation hereunder in such other manner, subject to such conditions, as the Board shall determine.

Section 9.4  Requirements of Law.  The grant of Options and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national or foreign securities exchanges as may be appropriate or required, as determined by the Board.  Notwithstanding any other provision of the Plan, any Option Agreement or any Subscription Agreement, no Options shall be granted, and no shares of Common Stock shall be issued upon the exercise of any Option, if such grant or issuance would result in a violation of applicable law, including the federal securities laws and any applicable state or foreign securities laws.

Section 9.5  No Guarantee of Employment or Participation.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time and for any reason, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.  No Employee shall have a right to be selected as a Participant or, having been so selected, to receive any Awards.

Section 9.6  No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary to establish other plans or to pay compensation to its employees in cash or property, in a manner that is not expressly authorized under the Plan.

Section 9.7  No Right to Particular Assets.  Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and the Subsidiaries, on the one hand, and any Participant or executor, administrator or other personal representative or designated beneficiary of such Participant, on the other hand, or any other persons.  Any reserves that may be established by the Company or any Subsidiary in connection with this Plan shall continue to be held as part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to a Participant.  To the extent that any Participant or his executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Company or a Subsidiary pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or such Subsidiary.

Section 9.8  No Impact On Benefits.  Awards shall not be treated as compensation for purposes of calculating an Employee’s rights under any employee benefit plan, except to the extent provided in any such plan.

Section 9.9  No Rights as Stockholder.  No Participant shall have any voting or other rights as a stockholder of the Company (including, but not limited to, the right to receive dividends or distributions) with respect to any Common Stock underlying any Option until the issuance of a certificate or certificates to the Participant for such Common Stock, and such Participant has executed and delivered a Subscription Agreement.

Section 9.10  Freedom of Action.  Subject to Article VII, nothing in the Plan or any Subscription Agreement shall be construed as limiting or preventing the Company or any Subsidiary from taking any action with respect to the operation or conduct of its business that it deems appropriate or in its best interest.

Section 9.11  Governing Law.  The Plan, and all Subscription Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 9.12  Severability; Blue Pencil.  In the event that any one or more of the provisions of this Plan, any Option Agreement or any Subscription Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected thereby.  If, in the opinion of any court of competent jurisdiction any covenant or covenants of the Plan, any Option Agreement or any Subscription Agreement are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

Section 9.13  Indemnification.  Each person who is or shall have been a member of the Board or the Committee shall be indemnified and held harmless by the Company to the fullest extent permitted by law against and from any loss, cost, liability or expense (including any related attorneys’ fees and advances thereof) that may be imposed upon or reasonably incurred by him in connection with, based upon or arising or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under or in connection with the Plan, any Option Agreement or any Subscription Agreement and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him; provided, that he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law or otherwise.

Section 9.14  Notices.  Each Participant shall be responsible for furnishing the Company with the current and proper address for the mailing of notices and delivery of agreements and certificates.  Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid.  If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

Section 9.15  Incapacity.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receiving such benefit shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Board, the Committee, the Company and other parties with respect thereto.

Section 9.16  Rights Cumulative; Waiver.  The rights and remedies of Participants and the Company under this Plan shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.  The waiver by any party hereto of a breach of any provision of the Plan shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

Section 9.17  Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan